EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Marsh & McLennan Companies, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated February 25, 2011, appearing in the Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. and subsidiaries for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

New York, NY

August 5, 2011